Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-167049

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(1)
Common Stock, par value $0.001 per share	10,292,500	$20.25	$208,423,125	$14,861

(1)

The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 2, 2010)

8,950,000 Shares

Northern Oil and Gas, Inc.

Common Stock

We are offering 8,950,000 shares of our common stock.

Our common stock is listed on the NYSE Amex Equities Market under the symbol “NOG.” The last sale price of our common stock as reported on the NYSE Amex Equities Market on November 18, 2010 was $20.78 per share.

You should read both this prospectus supplement and the accompanying prospectus, as well as any documents incorporated by reference in this prospectus supplement and/or the accompanying prospectus, before you make your investment decision.

Investing in our common stock involves risks. You should carefully consider the risk factors beginning on page S-3 of this prospectus supplement before making any decision to invest in our common stock.

PRICE $20.25 PER SHARE

	Per Share	Total
Public offering price	$20.25	$181,237,500
Underwriting discount	$0.81	$7,249,500
Proceeds, before expenses, to us	$19.44	$173,988,000

The underwriters have a 30-day option to purchase up to 1,342,500 additional shares of common stock from us at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters may offer our common stock in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

The underwriters expect to deliver the common stock to purchasers on or about November 24, 2010.

Canaccord Genuity	Howard Weil Incorporated
Capital One Southcoast
C.K. Cooper & Company	SunTrust Robinson Humphrey
Dougherty & Company	Northland Capital Markets

This Prospectus Supplement is dated November 18, 2010.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

          You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information, and you should not rely on any information not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We are not, and the underwriters are not, offering to sell shares of our common stock or seeking offers to buy shares of our common stock in any jurisdictions where offers and sales are not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our common stock. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference in them, you should rely on the information in the document with the most recent date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

          Unless the context indicates otherwise, all references in this prospectus supplement to “we,” “us” and “our” refer to Northern Oil and Gas, Inc. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under the shelf registration process, we may offer from time to time an indeterminate number of shares of our common stock and other securities in one or more offerings. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than our common stock.

          In this prospectus supplement, we provide you with specific information about this offering and the common stock offered hereby. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information incorporated by reference herein and described under “Where You Can Find More Information” on page S-15 of this prospectus supplement before investing in our common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

          We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements that applicable federal securities law affords.

          From time to time, our management or persons acting on our behalf may make forward-looking statements to inform existing and potential security holders about our company. All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

          Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which we conduct business, changes in commodities prices or the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our operations, products, services and prices.

          We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. You should consider carefully the statements in the “Risk Factors” section and other sections of this prospectus supplement and accompanying prospectus, including the documents incorporated herein by reference, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

          Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus supplement, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

SUMMARY

This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering and information about our business and financial data. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. In this prospectus supplement and the accompanying prospectus, references to “we,” “us” and “our” refer to Northern Oil and Gas, Inc.

The Offering

Common Stock Offered by Us	8,950,000 shares

Over-allotment Option	1,342,500 shares

Issue Price	$20.25 per share

Common Stock Outstanding After the Offering[1]	60,546,849 shares. If the underwriters exercise their over-allotment option in full, we will issue an additional 1,342,500 shares, which will result in 61,889,349 shares outstanding.

Use of Proceeds

We expect to use the net proceeds from this offering to continue to pursue acquisition opportunities, to fund our accelerated drilling program and for other working capital purposes. See “Use of Proceeds.”

NYSE Amex Equities Market Symbol	NOG

Risk Factors

An investment in our common stock involves a high degree of risk. Before making an investment decision, investors should carefully consider the “Risk Factors” beginning on page S-3 of this prospectus supplement, as well as the other risks and uncertainties described in the documents that we file with the SEC that are incorporated herein by reference.

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Based on actual number of shares of common stock outstanding as of November 18, 2010.  Does not include 565,963 shares reserved for issuance upon the exercise of options and warrants previously issued and outstanding on November 18, 2010.

Recent Developments

          As of November 5, 2010, we are participating in the drilling or completion of 91 gross Bakken or Three Forks wells and 10.72 net wells currently drilling or awaiting completion. As of November 5, 2010, we have spud approximately 23.68 net wells in 2010. As of November 5, 2010, we expect to spud approximately 25 net wells throughout 2010, an increase from our previous guidance of 24 net wells, and expect to increase production volumes by 30% to 35% in the quarter ending December 31, 2010 compared to the quarter ended September 30, 2010.

          Our capital expenditures relating to exploration and development activities were approximately $103 million for the nine months ended September 30, 2010, and are expected to be approximately $132 million for the entire 2010 year based on wells currently drilling and expected to spud by 2010 year-end. We expect to spud approximately 36 net wells in 2011 with drilling capital expenditures of approximately $227 million based on a weighted average well cost of $6.3 million. Year-to-date through September 30, 2010, we have acquired approximately 38,864 net acres for an aggregate price of $42.2 million, or an average price of $1,086 per acre. We expect to continue to opportunistically acquire acreage throughout the remainder of 2010 and 2011. Based on 2010 and anticipated 2011 activity and assuming drilling activity within the Williston Basin continues at its current pace, we expect to average approximately 6,500 BOE per day in production for 2011.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, you should carefully consider the risk factors described below related to our business, this offering and an investment in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations and cash flow could be seriously harmed. This could cause the trading price of our common stock offered hereby to decline, resulting in a loss of all or part of your investment.

Risks Related to our Business

The possibility of a global financial crisis may significantly impact our business and financial condition for the foreseeable future.

          The credit crisis and related turmoil in the global financial system may adversely impact our business and our financial condition, and we may face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise financing, which could have a material negative impact on our flexibility to react to changing economic and business conditions. The economic situation could have a material negative impact on operators upon whom we are dependent for drilling our wells, our lenders or customers, causing them to fail to meet their obligations to us. Additionally, market conditions could have a material negative impact on our crude oil hedging arrangements if our counterparties are unable to perform their obligations or seek bankruptcy protection. We believe we will have sufficient capital to fund our 2011 drilling program. However, additional capital would be required in the event that we accelerate our drilling program or that crude oil prices decline substantially resulting in significantly lower revenues.

We may be unable to obtain additional capital that we will require to implement our business plan, which could restrict our ability to grow.

          We expect that our cash position, unused credit facility and revenues from oil and gas sales, together with the proceeds of this offering, will be sufficient to fund our 2011 drilling program. However, those funds may not be sufficient to fund both our continuing operations and our planned growth. We may require additional capital to continue to grow our business via acquisitions beyond the initial phase of our current properties and to further expand our exploration and development programs. We may be unable to obtain additional capital if and when required.

          Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

          We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned expansion of operations in the future.

          Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

          Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our limited operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and the departure of key employees. Further, if oil or natural gas prices on the commodities markets decline, our revenues will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

          We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

We have a limited operating history, and may not be successful in developing profitable business operations.

          We have a limited operating history. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and natural gas industries. We first generated revenues from operations in the fiscal year ended December 31, 2008. There can be no assurance that our business operations will prove to be successful in the long-term. Our future operating results will depend on many factors, including:

•	our ability to raise adequate working capital;

•	success of our development and exploration;

•	demand for natural gas and oil;

•	the level of our competition;

•	our ability to attract and maintain key management and employees; and

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our ability to efficiently explore, develop and produce sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

          To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals. There is a possibility that some of our wells may never produce natural gas or oil.

We are highly dependent on Michael Reger, our Chief Executive Officer, Chairman and Director, and Ryan Gilbertson, President and Director. The loss of either of them, upon whose knowledge, leadership and technical expertise we rely, would harm our ability to execute our business plan.

          Our success depends heavily upon the continued contributions of Michael Reger and Ryan Gilbertson, whose knowledge, leadership and technical expertise would be difficult to replace, and on our ability to retain and attract experienced engineers, geoscientists and other technical and professional staff. If we were to lose their services, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we are able to suitably replace them. Mr. Reger and Mr. Gilbertson have entered into employment agreements with our company, however, they may terminate their employment with our company at any time.

Our lack of diversification will increase the risk of an investment in our company, and our financial condition and results of operations may deteriorate if we fail to diversify.

          Our business focus is on the oil and gas industry in a limited number of properties, primarily in Montana and North Dakota. Larger companies have the ability to manage their risk by diversification. However, we will lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than we would if our business were more diversified, enhancing our risk profile. If we do not diversify our operations, our financial condition and results of operations could deteriorate.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

          Our ability to successfully acquire additional properties, to increase our reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and our inability to maintain close working relationships with industry participants or continue to acquire suitable property may impair our ability to execute our business plan.

          To continue to develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

As a non-operator, our development of successful operations relies extensively on third-parties who, if not successful, could have a material adverse affect on our results of operation.

          We have only participated in wells operated by third-parties. Our current ability to develop successful business operations depends on the success of our consultants and drilling partners. As a result, we do not control the timing or success of the development, exploitation, production and exploration activities relating to our leasehold interests. If our consultants and drilling partners are not successful in such activities relating to our leasehold interests, or are unable or unwilling to perform, our financial condition and results of operation would be materially adversely affected.

Competition in obtaining rights to explore and develop oil and gas reserves and to market our production may impair our business.

          The oil and gas industry is highly competitive. Other oil and gas companies may seek to acquire oil and gas leases and other properties and services we will need to operate our business in the areas in which we expect to operate. This competition is increasingly intense as prices of oil and natural gas on the commodities markets have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or respond adequately to competitive pressures, our results of operation and financial condition may be materially adversely affected.

We may not be able to effectively manage our growth, which may harm our profitability.

          Our strategy envisions the expansion of our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure that we will be able to:

•	meet our capital needs;

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and our financial results could be adversely affected by inefficiency, which would diminish our profitability.

Our hedging activities could result in financial losses or could reduce our net income, which may adversely affect your investment in our common stock.

          We generally expect to enter into swap arrangements from time-to-time to hedge our expected production depending on reserves and market conditions. While intended to reduce the effects of volatile oil and natural gas prices, such transactions may limit our potential gains and increase our potential losses if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or

•	the counterparties to our hedging agreements fail to perform under the contracts.

Risks Related To Our Industry

Crude oil and natural gas prices are very volatile. A protracted period of depressed oil and natural gas prices may adversely affect our business, financial condition, results of operations or cash flows.

          The oil and gas markets are very volatile, and we cannot predict future oil and natural gas prices. The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. The prices we receive for our production and the levels of our production depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and gas;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price and quantity of imports of foreign oil and gas;

•	political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activity;

•	the level of global oil and gas exploration and production activity;

•	the level of global oil and gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of oil and gas pipelines and other transportation facilities;

•	the price and availability of competitors’ supplies of oil and gas in captive market areas; and

•	the price and availability of alternative fuels.

          Furthermore, the recent worldwide financial and credit crisis has generally reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets has led to a worldwide economic recession. The slowdown in economic activity caused by such recession has reduced worldwide demand for energy and resulted in somewhat lower oil and natural gas prices.

          Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically and therefore potentially lower our reserve bookings. A substantial or extended decline in oil or natural gas prices may result in impairments of our proved oil and gas properties and may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. To the extent commodity prices received from production are insufficient to fund planned capital expenditures, we will be required to reduce spending or borrow to cover any such shortfall. Lower oil and natural gas prices may also reduce the amount of our borrowing base under our credit agreement, which is determined at the discretion of the lenders based on the collateral value of our proved reserves that have been mortgaged to the lenders, and is subject to regular redeterminations, as well as special redeterminations described in the credit agreement.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties.

          Our future success will depend on the success of our development, exploitation, production and exploration activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and CO2;

•	equipment failures or accidents; and

•	adverse weather conditions, such as freezing temperatures, hurricanes and storms.

The presence of one or a combination of these factors at our properties could adversely affect our business, financial condition or results of operations.

Our business of exploring for oil and gas is risky and may not be commercially successful, and the advanced technologies we use cannot eliminate exploration risk.

          Our future success will depend on the success of our exploratory drilling program. Oil and gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. Our ability to produce revenue and our resulting financial performance are significantly affected by the prices we receive for oil and natural gas produced from wells on our acreage. Especially in recent years, the prices at which oil and natural gas trade in the open market have experienced significant volatility and will likely continue to fluctuate in the foreseeable future due to a variety of influences including, but not limited to, the following:

•	domestic and foreign demand for oil and natural gas by both refineries and end users;

•	the introduction of alternative forms of fuel to replace or compete with oil and natural gas;

•	domestic and foreign reserves and supply of oil and natural gas;

•	competitive measures implemented by our competitors and domestic and foreign governmental bodies;

•

political climates in nations that traditionally produce and export significant quantities of oil and natural gas (including military and other conflicts in the Middle East and surrounding geographic region) and regulations and tariffs imposed by exporting and importing nations;

•	weather conditions; and

•	domestic and foreign economic volatility and stability.

          Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. Projecting the costs of implementing an exploratory drilling program is difficult due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

          Even when used and properly interpreted, three-dimensional (3-D) seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. Such data and techniques do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. In addition, the use of three-dimensional (3-D) seismic data becomes less reliable when used at increasing depths. We could incur losses as a result of expenditures on unsuccessful wells. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

We may not be able to develop oil and gas reserves on an economically viable basis, and our reserves and production may decline as a result.

          If we succeed in discovering oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves. Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

          Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

Estimates of oil and natural gas reserves that we make may be inaccurate and our actual revenues may be lower than our financial projections.

          We will make estimates of oil and natural gas reserves, upon which we will base our financial projections. We will make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions. Economic factors beyond our control, such as interest rates, will also impact the value of our reserves.

          Determining the amount of oil and gas recoverable from various formations where we have exploration and production activities involves great uncertainty. For example, in 2006, the North Dakota Industrial Commission published an article that identified three different estimates of generated oil recoverable from the Bakken formation. An organic chemist estimated 50% of the reserves in the Bakken formation to be technically recoverable, an oil company estimated a recovery factor of 18%, and values presented in the North Dakota Industrial Commission Oil and Gas Hearings ranged from 3 to 10%.

          The process of estimating oil and natural gas reserves is complex and will require us to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, our reserve estimates will be inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from those we estimate. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our oil and natural gas interests.

Drilling new wells could result in new liabilities, which could endanger our interests in our properties and assets.

          There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills, among others. The occurrence of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We intend to obtain insurance with respect to these hazards; however, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

Decommissioning costs are unknown and may be substantial. Unplanned costs could divert resources from other projects.

          We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We accrue a liability for decommissioning costs associated with our wells, but have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

We may have difficulty distributing our production, which could harm our financial condition.

          In order to sell the oil and natural gas that we are able to produce, the operators of our wells may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production and may increase our expenses.

          Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Environmental risks may adversely affect our business.

          All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures, and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Our business will suffer if we cannot obtain or maintain necessary licenses.

          Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations.

Challenges to our properties may impact our financial condition.

          Title to oil and gas interests is often not capable of conclusive determination without incurring substantial expense. While we intend to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired. To mitigate title problems, common industry practice is to obtain a Title Opinion from a qualified oil and gas attorney prior to the drilling operations of a well.

We will rely on technology to conduct our business, and our technology could become ineffective or obsolete.

          We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities. We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

Risks Related to our Common Stock

The market price of our common stock is, and is likely to continue to be, highly volatile and subject to wide fluctuations.

          The market price of our common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to a number of factors, some of which are beyond our control, including:

•

dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	announcements of new acquisitions, reserve discoveries or other business initiatives by our competitors;

•	our ability to take advantage of new acquisitions, reserve discoveries or other business initiatives;

•	fluctuations in revenue from our oil and gas business as new reserves come to market;

•	changes in the market for oil and natural gas commodities and/or in the capital markets generally;

•	changes in the demand for oil and natural gas, including changes resulting from the introduction or expansion of alternative fuels;

•	quarterly variations in our revenues and operating expenses;

•	changes in the valuation of similarly situated companies, both in our industry and in other industries;

•	changes in analysts’ estimates affecting our company, our competitors and/or our industry;

•	changes in the accounting methods used in or otherwise affecting our industry;

•	additions and departures of key personnel;

•	announcements of technological innovations or new products available to the oil and gas industry;

•	announcements by relevant governments pertaining to incentives for alternative energy development programs;

•	fluctuations in interest rates and the availability of capital in the capital markets; and

•	significant sales of our common stock, including sales by selling stockholders following the registration of shares under a prospectus.

          Some of these and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

Our operating results may fluctuate significantly, and these fluctuations may cause the price of our common stock to decline.

          Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses, including the coming to market of oil and natural gas reserves that we are able to discover and develop, expenses that we incur, the prices of oil and natural gas in the commodities markets and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

Stockholders will experience dilution upon the exercise of options and issuance of common stock under our incentive plans.

          As of November 18, 2010, we had authorized the issuance of up to 2,000,000 shares of common stock underlying options that may be granted, of which options for 1,660,000 shares of common stock had already been granted, and of those granted, 265,963 remain outstanding, pursuant to our 2006 Incentive Stock Option Plan. On January 30, 2009, our Board of Directors also adopted the 2009 Equity Incentive Plan, pursuant to which we may issue up to 3,000,000 shares of our common stock either upon exercise of stock options granted under such plan or through restricted stock awards under such plan. As of November 18, 2010, we had issued 1,670,000 shares of common stock pursuant to our 2009 Equity Incentive Plan. No options have been issued under our 2009 Equity Incentive Plan. If the holders of outstanding options exercise those options or our Compensation Committee determines to grant additional restricted stock awards under our incentive plan, stockholders may experience dilution in the net tangible book value of our common stock. Further, the sale or availability for sale of the underlying shares in the marketplace could depress our stock price.

We do not expect to pay dividends in the foreseeable future.

          We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in our common stock.

We may issue additional stock without shareholder consent.

          Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of our authorized but unissued shares. Additional shares may be issued in connection with future financing, acquisitions, employee stock plans, or otherwise. Any such issuance will dilute the percentage ownership of existing shareholders. We are also currently authorized to issue up to 5,000,000 shares of preferred stock. The Board of Directors can issue preferred stock in one or more series and fix the terms of such stock without shareholder approval. Preferred stock may include the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of preferred stock could adversely affect the rights of the holders of common stock and reduce the value of the common stock. In addition, specific rights granted to holders of preferred stock could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders, and could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

USE OF PROCEEDS

          We estimate that the net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $173.7 million, based on the offering price of $20.25 per share (assuming no exercise of the over-allotment option).

          We expect to use the net proceeds from this offering to continue to pursue acquisition opportunities, to fund our accelerated drilling program and for other working capital purposes. Currently, we have no commitments or agreements regarding any acquisitions or investments that are material. Pending their ultimate use, we intend to invest the net proceeds from this offering in money market funds and government debt securities.

CAPITALIZATION

          The following table sets forth our capitalization as of September 30, 2010:

•	on an actual basis; and

•

on an as adjusted basis to give effect to our sale of 8,950,000 shares of common stock, which excludes the 1,342,500 shares of common stock subject to the underwriter’s over-allotment option, at the offering price of $20.25 per share, after deducting underwriting discounts and estimated offering expenses payable by us.

          The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2010
	Actual	As Adjusted
	(In thousands)
Cash and Cash Equivalents	$39,487	$213,225

Long-Term Debt:	$400	$400

Stockholders’ Equity:

Common Stock, Par Value $0.001; 100,000,000 shares authorized
Actual — 51,596,849 shares outstanding
As adjusted — 60,889,349 shares outstanding	$52	$61

Additional Paid In Capital	223,848	397,577

Retained Earnings	9,510	9,510

Accumulated Other Comprehensive Income (Loss)	(987)	(987)

Total Stockholders’ Equity	$232,423	$406,161

PRICE RANGE OF COMMON STOCK

          Our common stock currently trades on the NYSE Amex Equities Market under the symbol “NOG.” The last reported sales price of our common stock on the NYSE Amex Equities Market on November 18, 2010 was $20.78 per share.

          Prior to our listing on the NYSE Amex Equities Market, our common stock was listed on the OTC Bulletin Board commencing on January 19, 2006, under the symbol KNTX, but no active trading occurred prior to approximately December 2006. Effective April 3, 2007, our trading symbol was changed to NOGS.OB. Our common stock commenced trading on the American Stock Exchange (AMEX) on March 26, 2008.

          The high and low sales prices for shares of common stock of our company for each quarter of 2008, 2009 and 2010 (to date) are set forth below.

	Sales Price
	High	Low
2010
First Quarter	$16.23	$10.47
Second Quarter	$18.00	$11.72
Third Quarter	$17.11	$11.95
Fourth Quarter (through November 18, 2010)	$21.98	$16.98

2009
First Quarter	$4.24	$2.01
Second Quarter	$8.89	$3.40
Third Quarter	$8.44	$4.74
Fourth Quarter	$12.66	$7.65

2008
First Quarter	$7.30	$5.65
Second Quarter	$16.40	$6.95
Third Quarter	$14.00	$5.14
Fourth Quarter	$8.13	$2.05

DESCRIPTION OF THE SECURITIES

Common Stock

          Our articles of incorporation authorize the issuance of 95,000,000 shares of common stock, $0.001 par value per share, of which 51,596,849 shares were outstanding as of November 18, 2010. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

          Our articles of incorporation authorize the issuance of 5,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were outstanding as of November 18, 2010. The shares of preferred stock will be issuable from time to time in one or more series, as determined by our Board of Directors and the Board of Directors will have the authority to determine and fix the number of shares, voting rights, designations, powers, preferences and other rights and restrictions of one or more series of preferred stock.

Securities Convertible into Common Stock

          As of November 18, 2010, we had outstanding warrants to purchase 300,000 shares of common stock at $5.00 per share issued to CIT Group/Equity Investments, Inc., and outstanding options to purchase an aggregate of 265,963 shares of common stock at $5.18 per share issued to members of our board of directors pursuant to our stock option plan. The outstanding warrant is exercisable at any time up to and including February 27, 2012 and each of the options issued to our directors is exercisable at any time up to and including November 1, 2017. We do not otherwise have outstanding any warrants, preferred stock or other securities convertible into shares of our common stock.

UNDERWRITING

          Under the terms and subject to the conditions in an underwriting agreement dated November 18, 2010, we have agreed to sell to each of the underwriters named below, for whom Canaccord Genuity Inc. is acting as book-running manager, the number of shares listed opposite its respective name.

Underwriter	Number of Shares
Canaccord Genuity Inc.	2,013,750
Canaccord Genuity Corp.	2,013,750
Howard Weil Incorporated	3,580,000
Capital One Southcoast, Inc.	716,000
SunTrust Robinson Humphrey, Inc.	179,000
C.K. Cooper & Company, Inc.	179,000
Dougherty & Company, LLC	134,250
Northland Capital Markets	134,250
Total	8,950,000

          The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of our common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriters are offering the shares of our common stock, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the common stock and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates’ and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The shares will be offered in the United States and Canada through the underwriters either directly or through their respective United States or Canada broker-dealer affiliates or agents, as applicable.

          The underwriters have a 30-day option to purchase up to 1,342,500 additional shares of common stock from us at the public offering price less the underwriting discount, as set forth in the table below. This option may be exercised only to cover over-allotments, if any, of our common stock.

          The following table summarizes the compensation that we will pay to the underwriters. The compensation we will pay to the underwriters will consist solely of the underwriting discount, which is equal to the public offering price per share of common stock less the amount the underwriters pay to us per share of common stock. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority to be underwriting compensation under its rule of fair price. The underwriting discount was determined through arms-length negotiations between us and the underwriters.

		Total
	Per Share	With no over-allotment	With full over-allotment
Underwriting discount	$0.81	$7,249,500	$8,336,925

          We estimate that the expenses payable by us in connection with this offering, other than the underwriting discount, will be approximately $250,000. Expenses include the fees and expenses of our accountants and attorneys, the fees of our registrar and transfer agent, the cost of printing this prospectus supplement and the accompanying prospectus and filing fees paid to the Securities and Exchange Commission.

          We have agreed, and our directors and executive officers have agreed, to certain restrictions on our and their ability to sell additional shares of our common stock for a period of 90 days after the date of this prospectus. During such period, we have agreed, and our directors and executive officers have agreed, not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of Canaccord Genuity Inc. The agreements provide exceptions for (i) sales to the underwriters pursuant to the underwriting, (ii) sales in connection with the cashless exercise of options granted that expire during the lock-up period and (iii) certain other exceptions.

          We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

          The shares of our common stock are traded on the NYSE Amex Equities Market under the symbol “NOG.”

          To facilitate the offering, the underwriters may engage in over-allotment transactions, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position.

•	Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been complete to cover syndicate short positions.

Stabilizing transactions and syndicate covering transactions may cause the price of our common stock to be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE Amex Equities Market or otherwise and, if commenced, may be discontinued at any time.

          In the ordinary course of business, the underwriters and their affiliates may in the future engage in investment banking or other transactions of a financial nature with us, including the provision of certain advisory services to us or financing transactions for which they may in the future receive customary compensation.

          Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SPIC.

INDEMNIFICATION

          We are subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, requires payment by the registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

          The validity of the issuance of the common stock and certain other legal matters in connection with the issuance of the common stock will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. Certain matters will be passed upon for the underwriters by Choate, Hall & Stewart LLP, Boston, Massachusetts.

EXPERTS

          Mantyla McReynolds, LLC, an independent registered public accounting firm, and an independent member of the BDO Seidman Alliance, has audited our financial statements as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, which are incorporated by reference in this prospectus supplement, and our internal control over financial reporting as of December 31, 2009, as stated in their report, and such financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          Certain estimates of our oil and gas reserves incorporated by reference herein were based in part upon reports prepared by Ryder Scott Company, L.P., independent consulting petroleum engineers. These estimates are included herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

          We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

          We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register the shares offered by this prospectus supplement and the accompanying prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus supplement and the accompanying prospectus are part of that registration statement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

          The SEC allows us to “incorporate by reference” the information we file with them into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is complete:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 8, 2010, as amended by Amendment No. 1 to such report filed with the SEC on April 30, 2010, and Amendment No. 2 to such report filed with the SEC on November 5, 2010.

•

Quarterly Reports on Form 10-Q (i) for the quarter ended March 31, 2010, filed with the SEC on May 6, 2010; (ii) for the quarter ended June 30, 2010, filed with the SEC on August 9, 2010, as amended by Amendment No. 1 to such report filed with the SEC on November 5, 2010; and (iii) for the quarter ended September 30, 2010, filed with the SEC on November 8, 2010.

•	Current Reports on Form 8-K filed with the SEC on each of March 25, 2010, April 12, 2010, April 15, 2010, June 1, 2010, July 2, 2010, and August 27, 2010.

•	Form 8-A filed with the SEC on March 19, 2008.

•	The description of our common stock contained in our Registration Statement on Form SB-2 (No. 333-146596), including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Chad Winter
Chief Financial Officer
Northern Oil and Gas, Inc.
315 Manitoba Avenue, Suite 200
Wayzata, Minnesota 55391
(952) 476-9800

          You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

Northern Oil and Gas, Inc.

Common Stock

Preferred Stock

Depositary Shares

Senior Debt Securities

Subordinated Debt Securities

Warrants

Stock Purchase Contracts

Stock Purchase Units

          We may offer from time to time shares of our common stock, shares of our preferred stock, depositary shares, senior debt securities, subordinated debt securities, warrants, stock purchase contracts, or stock purchase units covered by this prospectus independently, or together in any combination that may include other securities set forth in an accompanying prospectus supplement, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. In addition, selling stockholders to be named in a prospectus supplement may use this prospectus to offer and sell shares of our common stock from time to time as provided herein.

          We will provide specific terms of any offering of these securities, including the names of and other information relating to the selling stockholders, if applicable, in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

           Our common stock is listed on NYSE Amex Equities Market under the symbol “NOG.”

          See the “Risk Factors” section in any prospectus supplement hereto, as well as beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2009 (which is incorporated herein by reference), to read about factors you should consider before purchasing any of the securities offered hereby.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          We may offer and sell these securities, and the selling stockholders may offer and sell shares of common stock, on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is July 2, 2010.

TABLE OF CONTENTS

Prospectus

Neither we nor any selling stockholder has authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated or deemed to be incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

i

ABOUT THIS PROSPECTUS

          This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the “Commission” or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the automatic shelf process, over time, we may sell any combination of the securities, and selling stockholders may sell common stock, described in this prospectus or in any applicable prospectus supplement in one or more offerings. This prospectus provides you with a general description of the securities that we and the selling stockholders may offer. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated below under the heading “Where You Can Find More Information.”

          This prospectus only provides you with a general description of the securities we and the selling stockholders may offer. Each time we sell securities, or the selling stockholders sell common stock, we will provide a prospectus supplement that contains specific information about the terms of those securities and that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

          When we refer to “our company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Northern Oil and Gas, Inc., a Minnesota corporation.

WHERE YOU CAN FIND MORE INFORMATION

          We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

          We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register the securities offered by this prospectus and any accompanying prospectus supplement. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus and any accompanying prospectus supplement are part of that registration statement. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the securities we are offering pursuant to this prospectus and any accompanying prospectus supplement, you should refer to the registration statement and its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is complete:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 8, 2010, as amended by Form 10-K/A filed with the SEC on April 30, 2010.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 6, 2010.

•	Current Reports on Form 8-K filed with the SEC on each of March 25, 2010, April 12, 2010, April 15, 2010, June 1, 2010 and July 2, 2010.

•	Form 8-A filed with the SEC on March 19, 2008.

•	The description of our common stock contained in our Registration Statement on Form SB-2 (No. 333-146596), including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Chad Winter
Chief Financial Officer
Northern Oil and Gas, Inc.
315 Manitoba Avenue, Suite 200
Wayzata, Minnesota 55391
(952) 476-9800

          You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements that applicable federal securities law affords.

          From time to time, our management or persons acting on our behalf may make forward-looking statements to inform existing and potential security holders about our company. All statements other than statements of historical facts included in this prospectus and any accompanying prospectus supplement, including the documents incorporated herein by reference, regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

          Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which we conduct business, changes in commodities prices or the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting our operations, products, services and prices.

          We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. You should consider carefully the statements in the “Risk Factors” section and other sections of this prospectus and any accompanying prospectus supplement, including the documents incorporated herein by reference, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

          Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

THE COMPANY

          We are a growth-oriented independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties, and have focused our activities primarily on projects based in the Rocky Mountain Region of the United States, specifically the Bakken and Three Forks/Sanish formations within the Williston Basin. We believe that we are able to create value via strategic acreage acquisitions and convert that value or portion thereof into production by utilizing experienced industry partners specializing in the specific areas of interest. We have targeted specific prospects and began drilling for oil in the Williston Basin region in the fourth fiscal quarter of 2007. As of March 1, 2010, we owned working interests in 188 successful discoveries, consisting of 185 targeting the Bakken/Three Forks formation and three targeting a Red River structure.

          As an exploration company, our business strategy is to identify and exploit repeatable and scalable resource plays that can be quickly developed and at low costs. We also intend to take advantage of our expertise in aggressive land acquisition to pursue exploration and development projects as a non-operating working interest partner, participating in drilling activities primarily on a heads-up basis proportionate to our working interest. Our business does not depend upon any intellectual property, licenses or other proprietary property unique to our company, but instead revolves around our ability to acquire mineral rights and participate in drilling activities by virtue of our ownership of such rights and through the relationships we have developed with our operating partners. We believe our competitive advantage lies in our ability to acquire property, specifically in the Williston Basin, in a nimble and efficient fashion.

          We are focused on maintaining a low overhead structure. We believe we are in a position to most efficiently exploit and identify high production oil and gas properties due to our unique non-operator model through which we are able to diversify our risk and participate in the evolution of technology by the collective expertise of those operators with which we partner. We intend to continue to carefully pursue the acquisition of properties that fit our profile.

          Our executive offices are located at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota 55391. Our general telephone number is (952) 476-9800.

USE OF PROCEEDS

          Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale by us of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include, without limitation, acquisitions, additions to working capital, capital expenditures, and repayment of debt. Net proceeds may be temporarily invested prior to use. We will not receive any proceeds from the sale of common stock by any selling stockholder.

RATIO OF EARNINGS TO FIXED CHARGES

          Set forth below is our ratio of earnings to fixed charges for each of the periods presented.

								Three Months
Fiscal Year Ended December 31,								Ended March 31,
2005	2006	2007		2008		2009		2010
—	—	—	(1)	—	(1)	4.36	x	15.19	x

(1)	The Company had no fixed charges for the years ended December 31, 2007 and 2008.

          The ratio of earnings to fixed charges is calculated as follows:

(earnings)
(fixed charges)

          For purposes of calculating the ratios, earnings consist of:

•	pre-tax income from continuing operations before adjustment for income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees;

•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

•	minus capitalized interest;

•	minus preference security dividend requirements of consolidated subsidiaries; and

•	minus the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

For purposes of calculating the ratios, fixed charges consist of:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness;

•	an estimate of the interest portion of rental expense; and

•	preference security dividend requirements of consolidated subsidiaries.

DESCRIPTION OF THE SECURITIES

          We may issue from time to time, in one or more offerings, the following securities:

•	shares of common stock;

•	shares of preferred stock;

•	depositary shares;

•	debt securities, which may be senior or subordinated;

•	warrants;

•	stock purchase contracts; or

•	stock purchase units.

          In addition, selling stockholders to be named in a prospectus supplement may use this prospectus to offer and sell shares of our common stock.

          We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, depositary shares, senior or subordinated debt securities, warrants, stock purchase contracts or stock purchase units that may be offered under this prospectus. The terms of the offering of securities, including the names of and other information relating to the selling stockholders, if applicable, and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

PLAN OF DISTRIBUTION

          We may sell the offered securities and selling stockholders may sell common stock (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; (d) through a combination of any of these methods of sale; or (e) as otherwise described in the applicable prospectus supplement. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

          Any of the shares of common stock held by selling stockholders that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, this prospectus may be used by broker-dealers to resell any such shares of common stock that are being sold by a selling stockholder pursuant to Rule 144. If any selling stockholder sells pursuant to Rule 144, such selling stockholder will not be deemed to be an “underwriter” under the Securities Act with respect to those sales.

LEGAL MATTERS

          The validity of the securities and certain other matters will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota.

EXPERTS

          Mantyla McReynolds, LLC, an independent registered public accounting firm, and an independent member of the BDO Seidman Alliance, has audited our financial statements incorporated by reference in this prospectus, as stated in their report, and such financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          Certain estimates of our oil and gas reserves incorporated by reference herein were based in part upon reports prepared by Ryder Scott Company, L.P., independent consulting petroleum engineers. These estimates are included herein in reliance on the authority of such firm as an expert in such matters.

8,950,000 Shares

Northern Oil and Gas, Inc.

Common Stock

PRICE $20.25 PER SHARE

Canaccord Genuity	Howard Weil Incorporated
Capital One Southcoast
C.K. Cooper & Company	SunTrust Robinson Humphrey
Dougherty & Company	Northland Capital Markets

PROSPECTUS SUPPLEMENT

November 18, 2010